Exhibit B-31

MILIK SERVICE COMPANY, LLC

A COMMONWEALTH OF VIRGINIA LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

MILIK SERVICE COMPANY, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is entered into and shall be effective for all purposes as of July 24, 2006 by Pathmark Stores, Inc., a Delaware Corporation (the “Member”).

RECITALS

WHEREAS, the Member desires to form a Virginia limited liability company pursuant to the Act (as defined in Section 1.1 below).

ARTICLE 1

DEFINITIONS

Any term not defined in this Agreement has the meaning ascribed to it in the Act. As used in this Agreement, the following terms have the following meanings:

“Act” means the Virginia Limited Liability Company Act, Virginia Code §§ 13.1-1000 et.seq., as such act may from time to time be amended, including any successor statute.

“Affiliate” means, with respect to any Person (i) any individual, corporation, limited liability company, partnership, trust or other legal entity directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person or (iii) any individual who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, general partners, members or persons exercising similar authority with respect to such Person.

“Agreement” or “Operating Agreement” means this Operating Agreement of Milik Service Company, LLC, as amended from time to time, which shall constitute the operating agreement of the Company for purposes of the Act. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Articles” means the articles of organization filed in the office of the Commission pursuant to Section 2.2.

“Bankruptcy” means with respect to any Person:

(a)	having an order entered for relief with respect to that Person under the Federal Bankruptcy Code,

(b)	not paying, or admitting in writing that Person’s inability to pay, that Person’s debts generally as they become due,

(c)	making an assignment for the benefit of creditors,

(d)	applying for, seeking, consenting to, or acquiescing in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for that Person or any substantial part of that Person’s property or failing to cause the discharge of the same within 60 days of appointment,

(e)	instituting any proceeding seeking the entry of any order for relief under the Federal Bankruptcy Code to adjudicate that Person a bankrupt or insolvent, or failing to cause dismissal of such proceeding within 60 days of the institution thereof, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of that Person or that Person’s debts, under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or failing to file an answer or other pleading denying the material allegations of any such proceeding filed against that Person, or

(f)	taking any action to authorize or effect any of the foregoing actions or failing to contest in good faith the appointment of a receiver, trustee, examiner, liquidator, or similar official for that Person or any substantial part of that Person’s property.

“Commission” means the State Corporation Commission of Virginia.

“Company” means Milik Service Company, LLC, the Commonwealth of Virginia limited liability company created by the Articles filed as contemplated by this Operating Agreement.

“Indemnified Person” means the Manager, any officer of the Company, and any Affiliate which performs services for the benefit of the Company, each of their respective partners, officers, directors, trustees, shareholders, members or employees and such other Persons as the Member may designate from time to time, in its sole and absolute discretion.

“Liquidator” means the Manager or such other Person appointed by the Member acting in the capacity of liquidating trustee of the Company.

“Manager” means Frank Vitrano or any Person who is designated as the Manager in accordance with Section 3.2.

“Member” or “Members” means Pathmark Stores, Inc., a Delaware corporation, any successor to Pathmark Stores, Inc. by merger, or any Person who has been duly admitted as a Member pursuant to Section 5.1, who has not ceased to be a Member in accordance with the provisions of this Operating Agreement.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

ARTICLE 2

FORMATION AND ORGANIZATION

2.1	Business Conducted in the Name of the Company

All Company business must be conducted in the name of the Company or such other names that comply with applicable law as the Manager may select from time to time. Title to all assets of the Company shall be taken and held only in the name of the Company.

2.2	Authorized Person; Registered Office; Registered Agent; Principal Office in the United States; Other Offices

The Articles were executed by Elizabeth A. Truitt, as an authorized person of the Company for purposes of filing the Articles. Immediately upon filing of the Articles, Elizabeth A. Truitt ceased to be authorized person of the Company. Pursuant to Section 13.1-1003 of the Act, the Manager or any officer of the Company shall be authorized persons of the Company from and after the date of filing of the Articles for purposes of executing all articles and certificates required to be filed with the Commission.

The registered agent of the Company in the Commonwealth of Virginia shall be the initial registered agent designated in the Articles or such other Person(s) as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be 200 Milik Street, Carteret, New Jersey 07008, or such other place(s) as the Manager may designate from time to time. The Company may have such other offices as the Manager may determine from time to time.

2.3	Purpose

The primary purpose and nature of the business to be conducted by the Company is to engage in any and all activities and exercise any power permitted to limited liability companies under the laws of the Commonwealth of Virginia, including the retail sale of gift certificates and gift cards redeemable for merchandise.

2.4	Foreign Qualification

The Manager shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.5	Term

The Company shall continue in existence indefinitely except as may be specified in or pursuant to this Operating Agreement or as otherwise required by the Act.

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1	Actions by the Member

The Member shall not have authority to act for or oil behalf of the Company, or to bind the Company in any way, solely by virtue of being a Member of the Company.

3.2	Manager

The business and affairs of the Company shall be managed by the Manager. The Manager shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as it deems appropriate in the conduct of the business and affairs of the Company and to do all things it deems necessary or desirable in the conduct of the business and affairs of the Company. The Manager may appoint and delegate responsibilities to such officers and other agents as it deems appropriate in its sole discretion.

The initial Manager shall be Frank Vitrano. The Manager may be removed and replaced by the Member at any time with or without cause. The Manager need not be a member of the Company.

3.3	Officers

3.3.1 Number, Election and Term of Office. The officers of the Company shall be a President, a Treasurer and a Secretary, and may at the discretion of the Manager include one or more Vice Presidents, Assistant Treasurers, Assistant Secretaries and other officers. The initial officers of the Company are set forth in Section 3.3.14. The officers of the Company (including but not limited to the initial officers) shall hold their respective offices until such time as their successors are duly appointed by the Manager or until their earlier death, resignation or removal by the Manager with or without cause. Except as otherwise provided by law, any number of offices may be held by the same person.

3.3.2 President. Subject to the direction of the Manager, the President (i) shall be the chief operating officer of the Company, (ii) shall have full responsibility and authority for management of the day-to-day operations of the Company, and (iii) may execute agreements and contracts on behalf of the Company.

3.3.3 Treasurer. The Treasurer shall have charge of the funds of the Company. He or she shall keep full and accurate accounts of all receipts and disbursements of the Company in books belonging to the Company and shall deposit monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. He or she shall disburse the funds of the Company as may be ordered by the Manager, and shall render to the Manager an account of all of his or her transactions as Treasurer and an account of the business and financial position of the Company.

3.3.4 Secretary. The Secretary shall be responsible for preparing and distributing any notices received by the Company or otherwise called for by this Agreement to be given by the Company.

3.3.5 Vice President. The Manager may appoint one or more Vice Presidents of the Company. Each Vice President (i) shall perform such duties as the Manager or the President shall require of such Vice President and (ii) may execute agreements and contracts on behalf of the Company.

3.3.6 Assistant Treasurer. The Manager may appoint one or more Assistant Treasurers of the Company. Each Assistant Treasurer shall perform such duties as the Manager shall require of such Assistant Treasurer. The Assistant Treasurers (in the order of their appointment) shall, during the absence or incapacity of the Treasurer, assume and perform all functions and duties which the Treasurer might lawfully do if present and not under any incapacity.

3.3.7 Assistant Secretary. The Manager may appoint one or more Assistant Secretaries of the Company. Each Assistant Secretary shall perform such duties as the Manager shall require of such Assistant Secretary. The Assistant Secretaries (in the order of their appointment) shall, during the absence or incapacity of the Secretary, assume and perform all functions and duties which the Secretary might lawfully do if present and not under any incapacity.

3.3.8 Other Officers. The Manager may appoint such other officers and agents of the Company as the Manager shall deem necessary or appropriate to carry out the business of the Company upon such terms and conditions as the Manager may determine. Any such officer shall hold his or her respective office for the term specified by the Manager unless earlier removed by the Manager.

3.3.9 Resignation. Any officer or agent of the Company may resign at any time by giving written notice to the Manager or to the President or the Secretary of the Company. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

3.3.10 Removal; Vacancies; Transfer of Duties. Any officer or agent of the Company may be removed from office, with or without cause, at any time, by the Manager. Any vacancy in the office of President, Vice President, Treasurer, Secretary, Assistant Treasurer, Assistant Secretary or other office for any reason shall be filled by a person designated by the Manager to serve until his or her successor is duly appointed or until his or her earlier death, resignation or removal. The Manager in its sole and absolute discretion may transfer the power and duties, in whole or in part, of any officer to any other officer or Persons, notwithstanding the provisions of this Agreement, except as otherwise provided by the laws of the Commonwealth of Virginia.

3.3.11 Compensation. The salaries, if any, of all officers of the Company shall be fixed by or in a manner prescribed by the Manager.

3.3.12 Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the officers of the Company as set forth herein.

3.3.13 Execution of Instruments. All checks, drafts, bills of exchange, acceptances, bonds, endorsements, notes or other obligations or evidences of indebtedness of the Company, and all deeds, mortgages, indentures, bills of sale, conveyances, endorsements, assignments, transfers, stock powers or other instruments of transfer, contracts, agreements, dividends or other orders, powers of attorney, proxies, waivers, consents, returns, reports, certificates, demands, notices or documents and other instruments or rights of any nature maybe signed, executed, verified, acknowledged and delivered by such officer or officers or such other Person or Persons (whether or not officers, agents or employees of the Company) as the Manager may from time to time designate.

3.3.14 Initial Officers. The initial officers of the Company are:

President and Treasurer	Frank Vitrano
Senior VP and Secretary	Marc Strassler
Senior VP	Kevin Darrington
Assistant Treasurer	John Marques
Assistant Secretary	Chris Hansen
VP and Assistant Secretary	David Cherna

3.4	Liability to Third Parties/Indemnification

3.4.1 No Member or Manager shall have any personal obligation for any obligations, losses, debts, claims, expenses or encumbrances (collectively, “liabilities”) of or against the Company or its assets, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities are expressly assumed in writing by such Member.

3.4.2 The Company shall defend, indemnify and hold harmless each Indemnified Person, to the extent permitted by Virginia law, from and against any loss, liability, damage, cost or expense, including reasonable attorneys’ fees (collectively, “loss”) incurred by reason of any demands, claims, suits, actions, or proceedings solely arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as the Manager or an officer; except to the extent such loss arises from an activity where the Indemnified Person is finally determined by a court of competent jurisdiction to have acted in bad faith and in a manner that either involved fraud, willful misconduct or gross negligence or a knowing violation of criminal law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and no less often than monthly, upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount, if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.1	Capital Contributions

The Member may, but shall not be required to, make capital contributions to the Company.

4.2	Return of Capital Contributions

Except as provided elsewhere in this Operating Agreement, the Member is not entitled to the return of any part of its capital contributions or to be paid interest in respect of its capital contributions. An unrepaid capital contribution is not a liability of the Company.

ARTICLE 5

ADMISSION OF ADDITIONAL MEMBERS;

TRANSACTIONS OF MEMBERS WITH THE COMPANY

5.1	Admission of Members

A new Member (including the admission of a Person as a Member in substitution of the existing Member) may be admitted at such times and on such terms and conditions (including the amount of such Person’s capital contributions and the resulting membership interest) as maybe determined by the Manager. No such admission shall be effective until the new Member has agreed in writing to be governed by all the terms and conditions of this Operating Agreement, and any of the provisions of this Operating Agreement shall have been amended or modified to take into account such additional Members as agreed by the Member and the additional Members.

5.2	Business Transactions of Member with Limited Liability Company

Except as otherwise provided in this Agreement, a Member may lend money to and transact other business with the Company and, subject to applicable law, has the same rights and obligations with respect to the transaction as a Person who is not a Member.

ARTICLE 6

PROFIT, LOSS, INCOME AND DEDUCTIONS

6.1	Determination of Profit and Loss

The profit and loss of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each taxable year by the accountants employed by the Company as soon as possible after the close of each such taxable year to determine the profit or loss of the Company, which shall be credited or debited, as the case maybe, to the Member.

6.2	Allocation of Profits, Losses, Income and Deductions; Distributions

One hundred percent (100%) of the profits, losses, income and deductions of the Company shall be allocated to the Member. The Manager may make distributions to the Member from time to time in its discretion.

ARTICLE 7

DISSOLUTIONS

7.1	Events of Dissolution

The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a)	the sale or disposition of all or substantially all of the Company assets, and the distribution of the proceeds thereof to the Member;

(b)	a determination by the Member to dissolve;

(c)	the occurrence of an event that makes it unlawful for the Company’s business to be continued;

(d)	the entry of a decree of judicial dissolution under the Act; or

(e)	the death, adjudication of incompetency or Bankruptcy of the Member.

7.2	Winding Up

Upon dissolution under Section 7.1, the Company shall conduct no further business, except for taking such action as shall be necessary for the winding up of the affairs of the Company and the liquidation and the distribution of its assets to the Member pursuant to the provisions of this Operating Agreement, and thereupon the Manager shall act as Liquidator of the Company within the meaning of the Act and immediately proceed to wind up and terminate the business and affairs of the Company.

7.3	Sale of Company Assets

Upon dissolution, the Liquidator shall sell such of the Company assets as it deems necessary or appropriate. In lieu of the sale of any or all of the Company Property, the Liquidator may convey, distribute and assign all or any part of the Company Property to the Member in such form of ownership as shall be determined by the Liquidator to be applicable to the jurisdiction where the Property is located. A full accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and income, from the date of the last accounting to the date of such dissolution. The profits and losses of the Company shall be determined to the date of dissolution and transferred as provided in Section 6, to the Member. In accounting for distributions of Company Property, such Property shall be valued at its fair value at the date of dissolution as determined in good faith by the Manager. Any difference between the valuation of Company Property and its book value shall be considered as though it represented profit or loss, and shall be allocated to the Member as provided in Section 6. Any gain or loss on disposition of Company Property shall be credited or charged to the Member in the same manner as the difference between the valuation of Company Property and its book value.

7.4	Distribution Upon Liquidation

Immediately following the Company’s liquidation, the Company assets shall be applied in the following order of priority:

(a)	first, to the payment and discharge of, or the making of reasonable provisions for, all of the Company’s debts and liabilities to the Member and Persons other than the Member, including contingent, conditional and unmatured liabilities of the Company, and the expenses of dissolution and winding-up, in the order of priority as provided by law, including the establishment of a reserve fund for contingent, conditional and unmatured claims as deemed necessary and reasonable by the Liquidator; and

(b)	second, all remaining assets to the Member.

ARTICLE 8

GENERAL PROVISIONS

8.1	Governing Law

This Operating Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflict-of-laws rules or principle that might refer the governance or the construction of this Operating Agreement to the law of another jurisdiction.

8.2	Severability

In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Operating Agreement.

8.3	Survival of Rights

Except as provided herein to the contrary, this Operating Agreement shall be binding upon and inure to the benefit of the signatories hereto (as well as to all future parties who are admitted as Members in this Company) and Indemnified Persons, their respective heirs, executors, legal representatives, and permitted successors and assigns.

8.4	No Third-Party Beneficiaries

Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

8.5	Section Headings

Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

8.6	Waiver

No consent or waiver, express or implied by the Member or the Company, to the breach or default by the Member in the performance of its obligations under this Operating Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

8.7	Securities Laws Restrictions

The interests described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the Commonwealth of Virginia or any other jurisdiction. Consequently, these interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement. By executing this Agreement, the Member represents and acknowledges that it is acquiring its interest for investment purposes only and without a view to distribution.

EXECUTED as of the date first written above.

PATHMARK STORES, INC.

By:	/s/ Marc Strassler
	Name:	Marc Strassler
	Title:	Senior Vice President